UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2020

LAZYDAYS HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38424	82-4183498
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6130 Lazy Days Blvd., Seffner, Florida	33584
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (813) 246-4999

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	LAZY	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Section 2	Financial Information

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 16, 2020, (A) Lazydays Holdings, Inc. (“Lazydays,” “Pubco Guarantor” or the “Company”), Lazy Days’ R.V. Center, Inc. (“Parent Guarantor”) and Lazydays Land Holdings, LLC (together with Pubco Guarantor and Parent Guarantor, and each of the applicable Borrowers (defined below) in its capacity as a Guarantor, collectively, the “Guarantors”), (B) LDRV Holdings Corp. (“LDRV”), Lazydays RV America, LLC, Lazydays RV Discount, LLC, Lazydays Mile HI RV, LLC, Lazydays Of Minneapolis LLC, LDRV of Tennessee LLC, Lazydays of Central Florida, LLC, Lone Star Acquisition LLC (authorized to conduct business in the State of Texas as Lone Star Land of Houston, LLC, and Lone Star Diversified, LLC (each a “Borrower,” and collectively the “Borrowers”), (C) Manufacturers and Traders Trust Company (“M&T Bank” or “Administrative Agent”) and (D) certain lenders (the “Lenders”) party to the credit agreement entered into the Fourth Amendment to Credit Agreement (“Fourth Amendment”). The Borrowers and the Guarantors party to the Fourth Amendment are the loan parties (“Loan Parties”) while the Administrative Agent and Lenders are collectively referred to as the “Credit Parties.”

Pursuant to the Fourth Amendment, the Loan Parties requested certain accommodations under the credit agreement due to the disruptions in their operations relating to the COVID-19 virus. The Administrative Agent and the Lenders agreed to enter into the Fourth Amendment to provide the requested temporary relief based on certain terms and conditions.

Pursuant to the Fourth Amendment, the parties agreed to a temporary suspension of scheduled curtailment payments required by the credit agreement for the period from April 1, 2020 through June 15, 2020. Amounts related to floor plan unused commitment fees and interest on the outstanding principal balance of the Floor Plan Line of Credit will continue to accrue and be paid at the applicable rate and on the terms set forth in the credit agreement during the suspension period.

Pursuant to the Fourth Amendment, the parties agreed to a suspension of scheduled principal payments on the term loans and mortgage loans (to the extent the permanent loan period has begun for the mortgage loans) for the period from April 15, 2020 through June 15, 2020. Interest on the outstanding principal balances of the term loans and mortgage loans will continue to accrue and be paid at the applicable interest rate during the deferment period. At the end of the deferment period, the Borrowers will resume making all required payments of principal on the term loans and mortgage loans. All principal payments of the term loans and mortgage loans deferred during the deferment period will be due and payable on the term loan maturity date or the mortgage loan maturity date, as applicable. Additionally, all principal payments deferred during the deferment period will be due and payable (a) as described above or (b) if earlier, the date all outstanding amounts are otherwise due and payable under the terms of the credit documents (including, without limitation, upon maturity, acceleration or, to the extent applicable under the credit documents, demand for payment).

The Fourth Amendment also amended certain definitions and covenants and made other modifications to the credit agreement including (i) adding definitions and terms related to the COVID-19 Governmental Financial Support Program and COVID-19 Loan, (ii) adding definitions and terms related to the deferment period, and (iii) adding an amendment to limitations on indebtedness regarding COVID-19 loans, if applicable, including that the aggregate principal amount of all COVID-19 loans will not exceed $9,000,000.

The Fourth Amendment added restrictions for the Loan Parties during both the deferment period and the suspension period regarding (i) paying dividends or distributions, (ii) increasing the compensation and benefits for certain parties, or (iii) paying to or for the benefit of certain parties fees or other compensation other than in the ordinary course.

The foregoing summary is qualified in its entirety by reference to the Fourth Amendment, a copy of which will be filed with the quarterly report on Form 10-Q for the quarter ended March 31, 2020.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZYDAYS HOLDINGS, INC.

April 22, 2020	By:	/s/ WILLIAM P. MURNANE
Date		William P. Murnane
Chief Executive Officer

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